EXHIBIT 99.1
National Western Life Group, Inc. Announces 2024 First Quarter Earnings

Austin, Texas, May 9, 2024 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2024 consolidated net earnings of $73.6 million, or $20.82 per diluted share of Class A Common Stock, compared with consolidated net earnings of $12.3 million, or $3.48 per diluted share of Class A Common Stock for the first quarter of 2023. The Company's book value per share as of March 31, 2024 was $686.73.

The Company's reported revenues for the quarter increased 29% to $197.6 million from $152.6 million in the first quarter of 2023. Equity market performance during the 2024 first quarter helped to increase the realized and unrealized gains on derivative investments the Company purchases to hedge the interest crediting rate mechanism on its fixed-index annuities and universal life products. Higher yields on bond purchases during the quarter continued to help increase overall investment portfolio returns. Net investment income, excluding index option derivative gains, increased to $96.0 million for the quarter ended March 31, 2024 from $87.0 million in the 2023 first quarter.

The increase in interest rates during the first quarter of 2024 served to decrease certain insurance liabilities recorded using current interest rates under life insurance accounting standards. The Company's Market risk benefits liability expense decreased $16.4 million in the March 31, 2024 quarter compared to an increase of $37.0 million in the first quarter of 2023. The comparative movement of the Market risk benefits liability balance had a significant effect on pretax earnings.

Commenting on the reported results, Mr. Moody noted, "For the most part, the economic environment coupled with financial market performance was very conducive for us from a financial reporting standpoint. The Company benefited from equity markets gains and rising interest rate levels. We experienced more sales activity on the life insurance side of the business registering a 24% increase in the face amount of life insurance sold in the 2024 first quarter compared to last year. In addition, we continued working toward obtaining the necessary approvals that are a condition for closing our previously announced merger agreement with Prosperity Life Group."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2024, the Company maintained consolidated total assets of $12.1 billion, consolidated stockholders' equity of $2.5 billion, and combined life insurance in force of $17.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. These risks and uncertainties also include, (1) the timing of completion of the proposed merger (the "Proposed Transaction") contemplated by the Company's October 8, 2023 merger agreement (the "Merger Agreement") with S. USA Life Insurance Company, Inc. ("S.USA") and its direct wholly owned subsidiary ("PGH Merger Inc.") is uncertain; (2) the conditions to the closing of the Proposed Transaction may not be satisfied; (3) regulatory approvals required for the Proposed Transaction may not be obtained, or required regulatory approvals may delay the Proposed Transaction or result in the imposition of conditions that could have a material adverse effect on the Company or S.USA or cause certain conditions to the closing to not be satisfied, which could result in the termination of the Merger Agreement; (4) the business of the Company or S.USA could suffer as a result of uncertainty surrounding the Proposed Transaction; (5) events, changes or other circumstances could occur that could give rise to the termination of the Merger Agreement; (6) there are risks related to disruption of management's attention from the ongoing business operations of the Company or S.USA due to the Proposed Transaction; (7) the announcement or pendency of the Proposed Transaction could affect the relationships of the Company or S.USA with its clients, and operating results and business generally, including its ability to retain and attract employees; (8) the outcome of any legal proceedings initiated against the Company or S.USA following the announcement of the Proposed Transaction could adversely affect the Company or S.USA, including their ability to consummate the Proposed Transaction; and (9) the Company or S.USA may be adversely affected by other economic, business, and/or competitive factors as well as management's response to any of the factors described in this paragraph. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. The Company does not undertake any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company and/or any person acting on its behalf are expressly qualified in their entirety by this section.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,

	2024	2023
Revenues:
Revenues, excluding investment and index option gains (losses)	$159,167	149,614
Realized and unrealized gains on index options	38,407	2,933
Realized gains (losses) on investments	(8)	67
Total revenues	197,566	152,614

Benefits and expenses:
Life and other policy benefits	25,519	24,190
Policy benefit remeasurement (gains) and losses	—	—
Market risk benefits (gains) losses	(16,417)	36,960
Amortization of deferred transaction costs	20,439	21,274
Universal life and annuity contract interest	41,611	30,212
Other operating expenses	33,136	24,683
Total benefits and expenses	104,288	137,319

Earnings before income taxes	93,278	15,295
Income tax expense	19,670	2,991
Net earnings	$73,608	12,304

Net earnings attributable to Class A shares	$71,526	11,956

Diluted Earnings Per Class A Share	$20.82	3.48

Diluted Weighted Average Class A Shares	3,436	3,436

	March 31,	December 31,
	2024	2023

Book value per share	686.73	670.99
Less: Per share impact of accumulated other comprehensive income (loss)	(93.22)	(88.72)
Book value per share, excluding accumulated other comprehensive income (loss) *	779.95	759.71

*
Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(338.9) million at March 31, 2024 and $(322.6) million at December 31, 2023. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com